Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact

Lynn Pieper Lewis

Gilmartin Group

(415) 937-5402

lynn@gilmartinir.com

AtriCure Reports Third Quarter 2016 Financial Results

•	Revenue of $38.3 million – up 22.0%
•	U.S. sales of $30.6 million – up 24.0%
•	International sales of $7.8 million – up 14.9%

MASON, Ohio – October 27, 2016 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced third quarter 2016 financial results.

“We are pleased to report solid third quarter results led by sales in the U.S. and driven by all areas of our business,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “Our focus on improving patient outcomes continues to guide our clinical and commercial efforts, and we are well-positioned to reach EBITDA profitability in 2018 and for sustainable success.”

Third Quarter 2016 Financial Results

Revenue for the third quarter of 2016 was $38.3 million, an increase of $6.9 million or 22.0% (22.0% on a constant currency basis), compared to third quarter 2015 revenue. U.S. revenue increased 24.0% to $30.6 million, driven by strong sales of ablation-related open-heart products, ablation-related minimally invasive products, and AtriClip® products. International revenue was $7.8 million, an increase of $1.0 million or 14.9% (14.7% on a constant currency basis). International revenue growth was driven primarily by increases in product sales in Japan, Italy, Russia and France.

Gross profit for the third quarter of 2016 was $27.5 million compared to $22.5 million for the third quarter of 2015. Gross margin for the third quarter of 2016 increased to 71.7%, compared to 71.5% in the third quarter of 2015.

Operating expenses for the third quarter of 2016 increased 18.0%, or $5.2 million, compared to the third quarter of 2015. The increase in operating expenses was driven primarily by an increase in selling, clinical, product development, marketing and training expenses, with most of these areas impacted by the changes in our operating structure to support our acquisition of nContact in late 2015.

Loss from operations for the third quarter of 2016 was $6.3 million, compared to $6.1 million for the third quarter of 2015. Net loss per share was $0.21 for the third quarter of 2016 and $0.22 for the third quarter of 2015. Adjusted EBITDA, a non-GAAP measure, was a loss of $1.0 million for the third quarter of 2016, compared to a $2.2 million loss for the third quarter of 2015.

2016 Financial Guidance

Management projects 2016 revenue growth of approximately 20% to 22% over full year 2015 revenue, which is a range of approximately $156 million to $158 million.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $12 to $14 million for 2016 as the Company continues to make strategic investments to drive the long-term growth plan, including several clinical trials, modest expansion of the U.S. field sales team, and ongoing product development efforts. This adjusted EBITDA range translates into an EPS loss of between $1.10 and $1.16. Significant improvements in the adjusted EBITDA loss are expected for 2017, turning to a positive adjusted EBITDA for 2018.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, October 27, 2016 to discuss its third quarter 2016 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 91346855. A live webcast of the conference call will be available online on the Investors page of AtriCure’s corporate website at www.atricure.com. A replay of the webcast will be available for 90 days following the call.

About AtriCure, Inc.

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide, with more than 75,000 implanted to date. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”–that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.  We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Domestic Revenue:
Open-heart ablation	$14,766	$13,041	$43,455	$39,043
Minimally invasive ablation	7,517	5,011	22,232	14,415
AtriClip	7,721	5,927	21,917	17,716
Total ablation and AtriClip	30,004	23,979	87,604	71,174
Valve tools	571	686	2,115	2,158
Total domestic	30,575	24,665	89,719	73,332
International Revenue:
Open-heart ablation	5,152	4,092	15,062	12,396
Minimally invasive ablation	1,533	1,945	5,883	5,771
AtriClip	994	598	2,883	2,058
Total ablation and AtriClip	7,679	6,635	23,828	20,225
Valve tools	86	123	405	335
Total international	7,765	6,758	24,233	20,560
Total revenue	38,340	31,423	113,952	93,892
Cost of revenue	10,868	8,945	31,748	26,562
Gross profit	27,472	22,478	82,204	67,330
Operating expenses:
Research and development expenses	8,271	6,504	25,958	17,975
Selling, general and administrative expenses	25,487	22,101	79,689	65,445
Total operating expenses	33,758	28,605	105,647	83,420
Loss from operations	(6,286)	(6,127)	(23,443)	(16,090)
Other expense, net	(495)	(8)	(1,246)	(188)
Loss before income tax expense	(6,781)	(6,135)	(24,689)	(16,278)
Income tax expense	2	6	24	20
Net loss	$(6,783)	$(6,141)	$(24,713)	$(16,298)
Basic and diluted net loss per share	$(0.21)	$(0.22)	$(0.78)	$(0.60)
Weighted average shares used in computing net loss per share:
Basic and diluted	31,706	27,462	31,547	27,190

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$41,343	$34,578
Accounts receivable, net	21,066	19,409
Inventories	18,985	17,659
Other current assets	3,016	3,106
Total current assets	84,410	74,752
Property and equipment, net	30,742	31,279
Long-term investments	6,017	7,706
Goodwill and intangible assets, net	157,799	159,032
Other noncurrent assets	348	323
Total assets	$279,316	$273,092
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$25,998	$31,138
Other current liabilities and current maturities of capital leases	492	450
Total current liabilities	26,490	31,588
Capital leases	13,423	13,710
Long-term debt	25,023	—
Other noncurrent liabilities	40,946	41,109
Total liabilities	105,882	86,407
Stockholders' equity:
Common stock	33	32
Additional paid-in capital	364,199	352,900
Accumulated other comprehensive loss	(449)	(611)
Accumulated deficit	(190,349)	(165,636)
Total stockholders' equity	173,434	186,685
Total liabilities and stockholders' equity	$279,316	$273,092

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(24,713)	$(16,298)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	8,796	6,533
Depreciation and amortization of intangible assets	6,858	4,212
Amortization of deferred financing costs	152	46
Loss on disposal of property and equipment	107	83
Realized (gain) loss from foreign exchange on intercompany transactions	(23)	333
Amortization/accretion on investments	96	472
Change in allowance for doubtful accounts	142	55
Changes in operating assets and liabilities
Accounts receivable	(1,777)	571
Inventories	(1,234)	(2,461)
Other current assets	136	(449)
Accounts payable and accrued liabilities	(4,228)	2,738
Other non-current assets and liabilities	(192)	403
Net cash used in operating activities	(15,880)	(3,762)
Cash flows from investing activities:
Purchases of available-for-sale securities	(27,395)	(19,525)
Sales and maturities of available-for-sale securities	14,602	29,174
Purchases of property and equipment	(6,102)	(8,287)
Proceeds from sale of property and equipment	3	—
Increases in property under build-to-suit obligation	—	(9,128)
Net cash used in investing activities	(18,892)	(7,766)
Cash flows from financing activities:
Proceeds from debt borrowings	25,000	—
Payments on capital leases	(343)	(36)
Increases in build-to-suit obligation	—	9,128
Proceeds from tax incentive loan	—	340
Payment of debt fees	(120)	(62)
Proceeds from stock option exercises	2,595	2,421
Shares repurchased for payment of taxes on stock awards	(1,078)	(650)
Proceeds from issuance of common stock under employee stock purchase plan	987	906
Net cash provided by financing activities	27,041	12,047
Effect of exchange rate changes on cash and cash equivalents	74	(189)
Net (decrease) increase in cash and cash equivalents	(7,657)	330
Cash and cash equivalents - beginning of period	23,764	28,384
Cash and cash equivalents - end of period	$16,107	$28,714

Supplemental cash flow information:
Cash paid for interest	$1,043	$4
Cash paid for income taxes	30	20
Noncash investing and financing activities:
Accrued purchases of property and equipment	243	2,442
Assets acquired through capital lease	125	50
Capital lease asset early termination	28	—

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss
(Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss, as reported	$(6,783)	$(6,141)	$(24,713)	$(16,298)
Income tax expense	2	6	24	20
Other expense, net (a)	495	8	1,246	188
Depreciation and amortization expense	2,358	1,519	6,858	4,212
Share-based compensation expense	2,927	2,392	8,796	6,533
Non-GAAP adjusted loss (adjusted EBITDA)	$(1,001)	$(2,216)	$(7,789)	$(5,345)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
(a) Other includes:
Net interest expense (income)	$463	$(40)	$1,100	$(91)
Grant income	—	—	—	(35)
Loss due to exchange rate fluctuation	32	48	146	257
Non-employee stock option expense	—	—	—	57
Other expense, net	$495	$8	$1,246	$188

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